EXHIBIT 99.1

Exponent Reports Third Quarter of Fiscal Year 2023 Financial Results

MENLO PARK, Calif., Oct. 26, 2023 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq: EXPO) today reported financial results for the third quarter of fiscal year 2023 ended September 29, 2023.

“Our third quarter results exemplify the durability of our diversified portfolio, which delivered growth in nearly every industry we serve. Investments in differentiated capabilities continue to ensure that we stay ahead of today’s pace of innovation, supporting broad-based revenue growth and earnings. Even as market conditions fluctuate, the strength of our adaptive portfolio will continue to drive long-term growth,” commented Dr. Catherine Corrigan, President and Chief Executive Officer.

“Strong demand for our reactive services drove increased domestic and international disputes-related work across multiple industries. Our proactive services were bolstered by strong year-over-year growth for regulatory consulting services in the chemicals sector, offset by continued moderation in the consumer electronics sector. Overall, the business is fundamentally strong with the power of our portfolio uniquely positioning us to further our leadership as trusted advisors throughout the product lifecycle,” concluded Dr. Corrigan.

Third Quarter Financial Results

Total revenues and revenues before reimbursements for the third quarter of 2023 increased 5% to $133.3 million and 9% to $125.0 million as compared to $127.2 million and $115.1 million in the third quarter of 2022, respectively.

Net income increased to $24.5 million, or $0.48 per diluted share, in the third quarter of 2023, as compared to $24.4 million, or $0.47 per diluted share, in the same period of 2022. Exponent’s consolidated tax rate was 27.9% in the third quarter, as compared to 27.0% for the same period in 2022.

EBITDA1 decreased slightly to $34.5 million, or 27.6% of revenues before reimbursements, in the third quarter of 2023, as compared to $34.6 million, or 30.0% of revenues before reimbursements in the third quarter of 2022.

Year to Date Financial Results

Total revenues and revenues before reimbursements for the first three quarters of 2023 increased 7% to $413.9 million and 9% to $383.3 million, as compared to $385.9 million and $351.2 million, respectively, in the same period one year ago.

Net income was $79.4 million, or $1.54 per diluted share, through the first three quarters of 2023, as compared to $79.8 million, or $1.52 per diluted share, in the same period of 2022. The tax benefit for the classification of tax adjustments associated with share-based awards realized through the first three quarters of 2023 was $3.6 million, as compared to $6.0 million during the same period one year ago. Inclusive of the tax benefit, Exponent’s consolidated tax rate was 24.9% through the first three quarters of 2023, as compared to 21.5% in the same period last year.

EBITDA1 increased to $107.1 million, or 27.9% of revenues before reimbursements, through the first three quarters of 2023, as compared to $106.1 million, or 30.2% of revenues before reimbursements, in the same period of 2022.

In a separate press release today, Exponent announced its quarterly cash dividend of $0.26 to be paid on December 22, 2023 and reiterated its intent to continue to pay quarterly dividends. Through the first three quarters of 2023, Exponent paid $40.9 million in dividends, repurchased $17.0 million of common stock and closed the period with $137.1 million in cash and cash equivalents.

Business Overview

Exponent’s engineering and other scientific segment represented 83% of the Company’s revenues before reimbursements in the third quarter and through the first three quarters of 2023. Revenues before reimbursements in this segment increased 8% in the third quarter and 10% through the first three quarters of 2023, as compared to the prior year period. Growth during the quarter was driven by strong demand for Exponent's services across the transportation, energy, and construction sectors.

Exponent’s environmental and health segment represented 17% of the Company’s revenues before reimbursements in the third quarter and through the first three quarters of 2023. Revenues before reimbursements in this segment increased 13% in the third quarter and 7% through the first three quarters of 2023, as compared to the prior year period. Growth was driven by evolving regulatory requirements which drove safety-related engagements evaluating the impacts of chemicals on human health and the environment.

Business Outlook

“As we look to close out 2023, we are encouraged by the broad-based demand we are seeing across the majority of the business. The combined effects of product lifecycle timing and ongoing macroeconomic headwinds continue to create softness in the consumer electronics sector, and therefore we are refining our full year outlook,” commented Richard Schlenker, Executive Vice President and Chief Financial Officer. “Given the dynamic landscape in which we operate, I am pleased with our progress in aligning resources with the demand trends we are seeing across the business. We will continue to strategically manage our resources while positioning Exponent for long-term success.”

For the fourth quarter of 2023 as compared to the same period one year prior, Exponent anticipates:

  Revenues before reimbursements to grow in the mid-single digits; and,
  EBITDA1 to be 26% to 27% of revenues before reimbursements.

For the full fiscal year 2023 as compared to the same period one year prior, Exponent anticipates:

  Revenues before reimbursements to grow in the high-single digits; and,
  EBITDA1 to be 27.4% to 27.8% of revenues before reimbursements.

“As we close out the year, we remain focused on excellence in execution in this dynamic marketplace as well as strategically expanding our offerings in anticipation of our clients’ future needs. Exponent’s strong market drivers and sustainable business model will continue to drive profitable long-term growth and value for our shareholders,” concluded Dr. Corrigan.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Thursday, October 26, 2023, starting at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The audio of the conference call is available by dialing (844) 481-2781 or (412) 317-0672. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent website, or by dialing (877) 344-7529 or (412) 317-0088 and entering passcode 4896989#.

Use of non-GAAP Financial Measures 1

EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation, and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income, and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present, and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.

Exponent has provided its outlook regarding EBITDA as a percentage of revenues before reimbursements. The Company has not reconciled this non-GAAP financial measure to the corresponding GAAP financial measure because guidance for the various reconciling items is not provided and the Company is unable to estimate with reasonable certainty the effect of these items without unreasonable effort. For example, the Company is unable to estimate with reasonable certainty the impact of equity awards on Exponent’s taxes without unreasonable effort. These items are uncertain, depend on various factors, and may have a material effect on Exponent’s results computed in accordance with GAAP. A reconciliation between the historical GAAP and non-GAAP financial measures presented in this release is provided in the financial tables at the end of this release.

About Exponent

Exponent brings together 90+ technical disciplines and 950+ consultants to help our clients navigate the increasing complexity of more than a dozen industries, connecting decades of pioneering work in failure analysis to develop solutions for a safer, healthier, more sustainable world.

Exponent’s consultants deliver the highest value by leveraging multidisciplinary expertise and resources from across Exponent’s offices in North America, Asia, and Europe. Exponent’s consultants, laboratories, databases, and computing resources work seamlessly together around the globe, enabling us to produce the breakthrough insights needed to help multinational companies, startups, law firms, insurance companies, governments, and society respond to incidents and push their products and processes forward.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

Forward Looking Statements

This news release contains, and incorporates by reference, certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) that are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. When used in this document and in the documents incorporated herein by reference, the words “intend,” “anticipate,” “believe,” “estimate,” “expect” and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in generally applicable and industry-specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading “Risk Factors” and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

Source: Exponent, Inc.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended September 29, 2023 and September 30, 2022
(unaudited)
(in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	September 29,	September 30,	September 29,	September 30,
	2023	2022	2023	2022

Revenues
Revenues before reimbursements	$124,959	$115,143	$383,317	$351,231
Reimbursements	8,377	12,036	30,549	34,707

Revenues	133,336	127,179	413,866	385,938

Operating expenses
Compensation and related expenses	74,011	62,779	241,028	189,982
Other operating expenses	10,997	8,822	30,863	25,742
Reimbursable expenses	8,377	12,036	30,549	34,707
General and administrative expenses	6,018	6,729	18,498	16,700

	99,403	90,366	320,938	267,131

Operating income	33,933	36,813	92,928	118,807

Other income (expense), net
Interest income, net	1,858	638	5,221	834
Miscellaneous income (expense), net	(1,774)	(3,975)	7,659	(17,926)
	84	(3,337)	12,880	(17,092)

Income before income taxes	34,017	33,476	105,808	101,715

Income taxes	9,479	9,034	26,398	21,909

Net income	$24,538	$24,442	$79,410	$79,806

Net income per share:
Basic	$0.48	$0.47	$1.55	$1.54
Diluted	$0.48	$0.47	$1.54	$1.52

Shares used in per share computations:
Basic	51,203	51,492	51,197	51,934
Diluted	51,645	52,008	51,680	52,489

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
September 29, 2023 and December 30, 2022
(unaudited)
(in thousands)

	September 29,	December 30,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$137,099	$161,458
Accounts receivable, net	181,754	170,114
Prepaid expenses and other assets	24,463	17,585
Total current assets	343,316	349,157
Property, equipment and leasehold improvements, net	76,246	65,539
Operating lease right-of-use asset	24,302	18,007
Goodwill	8,607	8,607
Other assets	149,991	145,352
	$602,462	$586,662

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$19,640	$29,115
Accrued payroll and employee benefits	93,828	105,822
Deferred revenues	10,489	18,834
Operating lease liability	5,700	5,258
Total current liabilities	129,657	159,029
Other liabilities	97,206	93,538
Operating lease liability	21,964	13,343
Total liabilities	248,827	265,910

Stockholders' equity:
Common stock	66	66
Additional paid-in capital	320,152	301,002
Accumulated other comprehensive loss	(3,775)	(3,587)
Retained earnings	566,518	528,810
Treasury stock, at cost	(529,326)	(505,539)
Total stockholders' equity	353,635	320,752
	$602,462	$586,662

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended September 29, 2023 and September 30, 2022
(unaudited)
(in thousands)

	Quarter Ended		Nine Months Ended
	September 29,	September 30,	September 29,	September 30,
	2023	2022	2023	2022

Net Income	$24,538	$24,442	$79,410	$79,806

Add back (subtract):

Income taxes	9,479	9,034	26,398	21,909
Interest income, net	(1,858)	(638)	(5,221)	(834)
Depreciation and amortization	2,361	1,723	6,535	5,224

EBITDA (1)	34,520	34,561	107,122	106,105

Stock-based compensation	4,891	4,605	17,177	16,072

EBITDAS (1)	$39,411	$39,166	$124,299	$122,177

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.